FINANCIAL TRUST CORP
                             NON-EMPLOYEE DIRECTOR
                           STOCK OPTION PLAN OF 1994

                                  EXHIBIT 4.1

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                              FINANCIAL TRUST CORP

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                    OF 1994

                                   SECTION I

                                  DEFINITIONS



        1.1. "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

        1.2.    "Corporation" shall mean Financial Trust Corp.

        1.3. "ERISA" shall mean the Employee Retirement Income Security Act, as amended, and any successor statute thereto.

        1.4. "Non-Employee Director" shall mean a member of the Corporation's Board of Directors who is not an employee of the Corporation or any of its Subsidiaries.

        1.5. "Permanently Disabled" shall mean the physical or mental condition of an optionee which renders him incapable of continuing his customary duties of employment as determined by the Committee.

        1.6. "Retirement" (or "Retires" or "Retired") shall mean termination of service on the Board of Directors after the Non-Employee Director has completed at least six (6) years of service as a member of the Board.

        1.7. "Shares" shall mean shares of the Common Stock, $5.00 par value, of the Corporation.

        1.8. "Subsidiary" or "Subsidiaries" shall have the meaning that is ascribed to those terms in Section 424 (f) of the Code, and the Corporation shall be deemed to be the grantor corporation for purposes of applying such meaning.

                                   SECTION II

                                    PURPOSE

        2.1. The purpose of the Non-Employee Director Stock Option Plan (the "Plan") is to provide additional incentive to Non-Employee Directors who make substantial contributions to the Corporation and its Subsidiaries by their services. By encouraging them to invest in Shares and thereby to acquire a proprietary interest in the Corporation, the Corporation intends that the Plan will facilitate motivating, retaining and securing Non-Employee Directors of high caliber and potential.


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                                  SECTION III

                                AVAILABLE SHARES

        3.1. A total of 100,000 Shares may be issued pursuant to options granted under the Plan. Shares subject to options which are unexercised upon termination of such options shall be available for future options granted under the Plan. Appropriate adjustments in the number and kind of shares of stock which are available for the grant of options under this Plan and which may be issued under this Plan shall be made to give effect to any mergers, consolidations, acquisitions, stock splits, stock dividends, or other relevant changes in the capitalization occurring after the effective date of the Plan. Any agreement of merger or consolidation will include appropriate provisions for protection of the then existing rights of optionees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Corporation may be made available for purchase under the Plan.

                                   SECTION IV

                 CLASS OF EMPLOYEES ELIGIBLE TO RECEIVE OPTIONS



        4.1. Only Non-Employee Directors are eligible to receive an option or options under this Plan.


                                   SECTION V

                                 STOCK OPTIONS



        5.1. Options granted pursuant to this Plan shall be nonqualified or nonstatutory stock options, and not Incentive Stock Options pursuant to the requirements of Section 422 of the Code.

        5.2. Subject to the terms and conditions of this Plan, including adjustments that may be made in the number of optioned Shares pursuant to 3.1 above, beginning in 1994 each Non-Employee Director shall automatically be granted an option to purchase five hundred (500) Shares on the day of each Annual Meeting of Shareholders of the Corporation.

        5.3. Subject to the terms and conditions of this Plan, each option granted under this Plan shall be exercisable according to the following schedule:



         Exercisable Portion                           Date of
             of Option                            Permitted Exercise
             ---------                            ------------------
                20%                             Immediately upon grant
                40%                             First Anniversary Date
                60%                             Second Anniversary Date
                80%                             Third Anniversary Date
                100%                            Fourth Anniversary Date

Subject to the foregoing, each option may be exercised from time to time until the earlier of the termination of the option in accordance with this Plan or the fifth anniversary date of the grant, at which time all unexercised options shall expire.

        5.4. The purchase price of Shares acquired pursuant to an option shall be 100 percent of the fair market value of the Shares as of the date of the grant of the option. The fair market value shall be determined and recorded by the Board of Directors with reference to the mean of the highest and lowest quoted selling prices published in the Wall Street Journal NASDAQ over-the-counter listings for the date of grant, if Shares are traded on that date, or for the first day prior to the date of grant on which Shares are traded.

        5.5. Stock Options shall not be exercisable after the expiration of five
(5) years after the date they are granted.

        5.6. Options granted under this Plan may be exercised by giving written notice to the Corporation accompanied by full payment of the option price for the total number of Shares being purchased. Such payment may be made in any of the following forms: (i) cash, which may be evidenced by a check, (ii) the surrender of certificates representing Shares owned by the optionee, which will be valued according to their fair market value determined in accordance with the formula set forth in 5.4 of this Plan, or (iii) any combination of cash and Shares. Any payment made by the surrender of currently owned Shares shall be by assignment in form and substance satisfactory to the Secretary of the Corporation, including guarantees of signature where the same is deemed to be necessary or desirable. All exercises of options shall be subject to the terms and conditions of this Plan, including 8.6 relating to compliance with applicable federal and state securities laws.

        5.7. In the event that an optionee retires, dies or becomes permanently disabled, said optionee or his legal successor shall have the right to exercise the option until the fifth anniversary date of its grant in accordance with the Schedule set forth in 5.3 above. In the event of termination of service as a Director by resignation, by reason of not being re-elected, for cause or for any other reason not stated in the first sentence of this 5.7, the optionee shall have the right to exercise the option during the period of time which is the shorter of (a) a period of thirty (30) days after such termination (but only to the extent that such option was exercisable at the time of termination or thereafter would become exercisable during such thirty day period), or (b) the fifth anniversary date of the grant if such date occurs fewer than thirty (30) days following termination.

        5.8. During his or her lifetime, options under this Plan are exercisable only by the optionee. Rights and options under this Plan are not assignable or transferable by an optionee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA.

        5.9. Notwithstanding anything to the contrary set forth in this Plan, the three individuals who were serving as members of the Board of Directors at the time of the 1993 Annual Meeting of Shareholders and who were in the class of directors whose terms were to expire at the time of the 1994 Annual Meeting, but who are not standing for re-election at the 1994 Annual Meeting, each shall be granted an option to purchase five hundred (500) Shares on the day of the 1994 Annual Meeting; and their rights as optionees shall be the same as if each had Retired after receiving his option at that time.

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                                   SECTION VI

                           AMENDMENT AND TERMINATION

        6.1. The Board of Directors may amend this Plan in any respect whatsoever; provided, however, that without approval of the Corporation's shareholders no amendment shall be made that would change the selection or eligibility of persons to receive options, the number of shares available under the Plan or for options granted thereunder, or the option exercise price, or which would otherwise materially increase (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934) the benefits accruing under this Plan. Additionally, Plan provisions may not be amended more than once every six months, other than to comport with changes in the Code or ERISA.

        6.2. No termination, modification or amendment of the Plan may, without the consent of a Non-Employee Director then having an option under the Plan to purchase stock, adversely affect the rights of such optionee under such option.

        6.3. This Plan shall terminate on December 31, 2003 and no options may be granted pursuant to this Plan thereafter; provided, that the Board of Directors of the Corporation reserves the right to terminate the Plan at any time without notice. Termination shall not adversely affect options previously granted pursuant to the Plan, and the applicable terms of this Plan shall survive such termination until all outstanding options have been exercised in full, forfeited or completely expired.


                                  SECTION VII

                              LIMITATION ON RESALE

        7.1. The Shares so purchased shall not be resold by the registered owner or owners thereof within one (1) year of purchase, except in case of death of any registered owner. Certificates for Shares issued under this Plan shall bear an appropriate legend making reference to the applicable restrictions arising under this 7.1 and also 8.6 hereof.


                                  SECTION VIII

                            MISCELLANEOUS PROVISIONS

        8.1. Subject to the authority and responsibility of the Board of Directors, a designated Trust Officer of any of the Subsidiaries shall administer, interpret and apply all provisions of the Plan.

        8.2. No member of the Board of Directors shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of authority or discretion granted in connection with this Plan.

        8.3. Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any Non-Employee Director the right to continue as a Director of the Corporation.

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        8.4. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Non-Employee Director participating in the Plan, including, without limitation, such Non-Employee Director's estate and the executors, administrators or trustees thereof, his heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Non-Employee Director.

        8.5. The laws of the Commonwealth of Pennsylvania will govern all matters relating to this Plan except to the extent superseded by the laws of the United States.

        8.6. Notwithstanding anything to the contrary contained in the Plan, options shall be exercisable only if the Shares subject to the options are registered under such federal and state securities laws as the Corporation may deem necessary, or if exemptions from such registration are deemed to be available; but in no event shall options be exercisable during any period of time in which the Corporation deems that exercisability, the offer to sell the Shares subject to option, or the sale thereof, may violate a federal, state or securities exchange rule, regulation or law, or may cause the Corporation to be legally obligated to issue or sell more Shares than the Corporation is legally entitled to issue or sell. Further, in the absence of registration under federal and state securities laws as referenced above, each optionee, and each optionee obtaining Shares upon exercise, may be required by the Corporation to execute such acknowledgments and agreements as may be deemed necessary or appropriate to secure compliance with exemptions from registration under federal and state securities law, which compliance may involve regulation of the manner in which the Shares may be sold or transferred, and may prohibit the sale of Shares for a period of time.


                                   SECTION IX

                                 EFFECTIVE DATE

        9.1. The Plan shall become effective at the time of the Corporation's 1994 Annual Meeting of Shareholders, provided that the Plan is approved by the shareholders of the Corporation at that meeting. The Corporation's obligation to offer, sell and deliver its Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares and is further subject to the Corporation receiving, should it determine to do so, the advice of its counsel that all applicable securities laws have been complied with.

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